Exhibit (10)(q)

POTLATCH CORPORATION

PERFORMANCE SHARE AGREEMENT

2000 STOCK INCENTIVE PLAN

THIS PERFORMANCE SHARE AGREEMENT made and entered into the Grant Date specified in the attached addendum to this Agreement by and between POTLATCH CORPORATION, a Delaware corporation (the “Corporation”), and the employee of the Corporation named in the attached addendum (“Employee”),

W I T N E S S E T H:

WHEREAS, the Corporation maintains the the 2000 Stock Incenitve Plans (the “Plan”), which are incorporated into and form a part of this Agreement, and the Employee has been selected to receive a contingent grant of performance shares under Section 9 of the Plan (Other Share Based Awards),

NOW, THEREFORE, for valuable consideration, the parties agree as follows:

1. Definitions. The following terms used in this Agreement shall have the meanings set forth in this Paragraph.

(a)	“Agreement” means this Performance Share Agreement.

(b)	“Board” means the Board of Directors of the Corporation.

(c)	“Change in Control” means an event or transaction described under Paragraph 12 “Change of Control”, subparagraphs (a), (b) and (c) of this Agreement.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Common Stock” means the $1 par value Common Stock of the Corporation.

(f)	“Committee” means the committee appointed by the Board to administer the Plan.

(g)	“Corporation” means Potlatch Corporation, a Delaware corporation.

(h)	“Date of Grant” means the date on which the Committee determined to award this target congingent grant of performance share as specified in the addendum to this Agreement

(i)	“Disability” means the Employee qualifies for continuing benefits under the Corporation’s Disability Income Plan after the first full 24 consecutive months of disability.

(j)	“Other Share-based Award” means an Award granted pursuant to Section 9 of the Plans.

(k)	“Plan” means the Potlatch Corporation 2000 Stock Incentive Plan, pursuant to which the parties have entered into this Agreement.

(l)	“Securities Act” means the Securities Act of 1933, as amended.

(m)	“Share” means one share of Common Stock, adjusted in accordance with Section 13 of the Plans.

(n)	“Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Corporation if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2. Award. Subject to the terms of this Agreement and the addendum attached to this Agreement, the Employee is hereby awarded a target contingent grant of performance shares in the number set forth in the attached addendum to this Agreement. The number of Shares actually payable to the Employee is contingent on the performance achieved as specified in the addendum to this Agreement. This award has been granted pursuant to the Plan, a copy of which the Employee may obtain upon request to the Corporation.

3. Performance Measure. The performance measure is a comparison of the percentile ranking of the Corporation’s total shareholder return (stock price appreciation plus dividends as calculated pursuant to Paragraph 5 below) as compared to the total shareholder return performance of a selected peer group of forest products industry companies as specified in the Performance Schedule contained in the addendum to this Agreement.

4. Performance Period. The performance period is the period specified in the addendum to this Agreement and represents the period during which the total shareholder return for Potlatch Corporation and the selected peer group of forest products industry companies is measured.

5. Calculation Of Total Shareholder Return. Total shareholder return for any given common stock shall be expressed as a percentage and calculated by:

(i)	subtracting (a) the beginning average stock price for one share of stock (determined by calculating the average closing stock price during the two calendar months preceding the beginning of the performance period) from (b) the ending average stock price for such share of stock (determined by calculating the average closing stock price during the final two calendar months of the performance period, after taking into account the affect of any stock dividends, stock splits, consolidations, recapitalizations, reorganizations or like events with respect to such share); and

(ii)	adding to the difference determined under subparagraph (i) above, all cash dividends actually paid on such share of stock during the performance period; and

(iii)	dividing the sum determined by subparagraphs (i) and (ii) above by the beginning average stock price determined pursuant to subparagraph (i)(a) above.

6. Dividend Equivalents. During the performance period dividend equivalents shall be accrued and paid out as additional Shares in relation to the calculated number of performance shares earned at the end of the performance period. For the purpose of converting dividend equivalents into Shares, the ending average stock price for Potlatch Shares (as determined pursuant to Paragraph 5(i)(b) above) shall be used.

7. Settlement of Awards. The Corporation shall deliver to the Employee one Share for each performance share (and dividend equivalents) earned as determined in accordance with the provisions set forth in the addendum to this Agreement. The earned performance shares payable to the Employee (including Shares payable pursuant to Paragraph 6 above) shall be paid solely in Shares. Any fractional share will be rounded to the closest whole share.

8. Time of Payment. Except as otherwise provided in this Agreement, the performance shares earned as specified in the addendum to this Agreement will be delivered to the Employee (or, in the case of the Employee’s death before delivery, to the Employee’s beneficiary) as soon as practicable after the end of the performance period as set forth in the addendum to this Agreement.

9. Committee Discretion to Reduce Award. Notwithstanding any provision in this Agreement to the contrary, the Committee retains the right, at its sole and absolute discretion, to reduce or eliminate any award that may become payable hereunder if the Committee determines that any one or more of the following conditions have occurred:

(a)	The stockholder return to the Corporation’s stockholders has been insufficient;

(b)	The stockholder return to the Corporation’s stockholders has been negative;

(c)	The financial performance of the Corporation has been inadequate; or

(d)	The operational performance of the Corporation has been inadequate

In addition, the Committee may reduce or eliminate the award granted hereby based on the Employee’s individual performance.

10. Retirement, Disability, or Death During Performance Period. If the Employee’s employment with the Corporation terminates during the performance period because of the Employee’s retirement under the Salaried Employees’ Retirement Plan, Disability, or death, the Employee (or, in the case of the Employee’s death, the Employee’s beneficiary) shall be entitled to a prorated number of the performance shares earned as specified in the addendum to this Agreement. The prorated number of performance shares earned is determined at the end of the performance period based on the ratio of the number of completed calendar months the Employee is employed during the performance period to the total number of months in the performance period.

11. Termination of Employment During the Performance Period. If the Employee’s employment with the Corporation terminates during the performance period for any reason other than retirement under the Salaried Employees’ Retirement Plan, Disability, or death, the entire target contingent grant of performance shares granted under this Agreement shall be automatically terminated as of the date of such termination of employment.

12. Change of Control. Upon a Change of Control, the Employee will earn a prorated number of performance shares based on the ratio of the number of completed calendar months from the beginning of the performance period to the end of the calendar month in which the Change of Control occurs compared to the total number of months in the performance period specified in the addendum to this Agreement. For the purpose of determining the number of Shares to be awarded, this ratio shall be applied to the number of Shares specified in the Target Grant of Performance Shares set forth in the addendum to this Agreement and no performance measure shall be considered. The prorated performance shares to be awarded (including Shares payable pursuant to Paragraph 6 above) will be delivered to the Employee as soon as practicable following the date of the Change of Control.

The term Change of Control means:

(a) The consummation of a reorganization, merger or consolidation involving the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of Common Stock (the “Outstanding Common Stock”) and the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation either directly or through one or more subsidiaries), (B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Person”) (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or such other corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(b) The date that individuals who, as of December 2, 1999 constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to December 2, 1999 whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of any Person other than the Board; or

(c) The consummation of the sale of all or substantially all of the assets of the Corporation or approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

13. Available Shares. The Corporation agrees that it will at all times during the performance period reserve and keep available sufficient authorized but unissued or reacquired Common Stock to satisfy the requirements of this Agreement. The number of Shares reserved shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding Shares by reason of stock dividends, stock splits, consolidations, recapitalizations, reorganizations or like events, as determined by the Committee pursuant to the Plan.

Subject to any required action by the stockholders, if the Corporation shall be a party to any merger, consolidation or other reorganization, this Agreement shall apply to the securities to which a holder of the number of Shares subject to this Agreement would have been entitled.

14. Applicable Taxes. In the event the Corporation determines that it is required to withhold state or federal income tax as a result of the award of the Shares, the Employee will make arrangements satisfactory to the Corporation to enable it to satisfy such withholding requirements.

If any payments or transfers to or for the benefit of the Employee are deemed an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”) subject to the excise tax imposed by Section 4999 of the Code, the Corporation shall pay to the Employee an additional amount such that the total amount of all such payments and benefits (including payments made pursuant to this paragraph) to the Employee shall equal the total amount of all such payments and benefits to which the Employee would have been entitled (but for this paragraph) net of all applicable federal, state and local taxes except the excise tax. For purposes of this paragraph, the Employee shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year. The amount of the payment to the Employee shall be estimated by the firm of independent certified public accountants serving as the outside auditor of the Corporation, as of the date of the applicable event as described under “Change of Control” subparagraphs 12(a) through 12(d) in the Agreement. If such independent certified public accounting firm is unable to calculate the payment, the Committee shall select an alternate independent public accounting firm to make the calculation.

15. Relationship to Other Benefits. Performance share awards shall not be taken into account in determining any benefits under any pension, savings, disability, severance, group insurance or any other pay related plan of the Corporation.

16. Required Deferral. In the event the award of shares would cause the Employee to qualify as a “covered employee” pursuant to Section 162(m) of the Code, that portion of the award that would exceed the amount deductible by the Corporation under 162(m) of the Code shall be automatically deferred until the Employee’s compensation is no longer subject to Section 162(m) of the Code. Any portion of the award so deferred shall be converted to stock units and dividend equivalents shall accrue on the stock units and be paid out as additional shares after the Employee’s compensation is no longer subject to Section 162(m) of the Code.

17. Stockholder Rights. Neither Employee nor Employee’s representative shall have any rights as a stockholder with respect to any Shares subject to this Agreement until such Shares shall have been issued to Employee or Employee’s representative.

18. Transfers, Assignments, Pledges. Except as otherwise provided in this Agreement, the rights and privileges conferred by this Agreement shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this award, or of any right or privilege conferred by this Agreement, contrary to the provisions of this Paragraph, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred by this Agreement, this Award and the rights and privileges conferred by this Agreement shall immediately become null and void.

However, this Paragraph 18 shall not preclude: (i) an Employee from designating a beneficiary to succeed, after the Employee’s death, to any rights of the Employee or benefits distributable to the Employee under this Agreement not distributed at the time of the Employee’s death; or (ii) a transfer of any award hereunder by will or the laws of descent or distribution. In that regard, any such rights shall be exercisable by the Employee’s beneficiary, and such benefits shall be distributed to the beneficiary, in accordance with the provisions of this Agreement and the Plan. The beneficiary shall be the named beneficiary or beneficiaries designated by the Employee in writing filed with the Corporation in such form and at such time as the Corporation shall require. If a deceased Employee fails to designated a beneficiary, or if the designated beneficiary does not survive the Employee, any benefits distributable to the Employee shall be distributed to the legal representative of the estate of the Employee. If a deceased Employee designates a beneficiary and the designated beneficiary survives the Employee but dies before the complete distribution of benefits to the designated beneficiary under this Agreement, then any benefits distributable to the designated beneficiary shall be distributed to the legal representative of the estate of the designated beneficiary.

19. No Employment Rights. Nothing in this Agreement shall be construed as giving Employee the right to be retained as an employee or as impairing the rights of the Corporation to terminate his or her employment at any time, with or without cause.

20. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding.

21. Interpretation. This Agreement shall be interpreted and construed in a manner consistent with the terms of the applicable Plan. If there is any discrepancy between the terms and conditions of this Agreement and the terms and conditions of the applicable Plan, the provisions of the Plan shall control.

22. Applicable Law. Except as provided in Paragraph 20 of this Agreement, this Agreement shall be interpreted and construed in a manner consistent with the Plan and in accordance with the laws of the State of Delaware without regard to choice of law principles. If there is any discrepancy between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall control.

23. Term of the Agreement. The term of this Agreement shall end at either upon delivery of any award payable hereunder to the Employee or, if earlier, upon the termination of Employee’s employment with the Corporation or its Subsidiaries for any reason other than retirement under the Salaried Employees’ Retirement Plan, Disability or death.

POTLATCH CORPORATION

2000 STOCK INCENTIVE PLAN

ADDENDUM TO PERFORMANCE SHARE AGREEMENT

Employee:

Grant Date:

Target Grant of Performance Shares:

Performance Period: January 1, 2004 through December 31, 2006

Performance Measure:

The performance measure is a comparison of the percentile ranking of Potlatch Corporation’s total shareholder return (TSR), which includes stock price appreciation plus dividends paid during the performance period, to the TSR performance of selected peer group of forest products industry companies listed on Exhibit 1 hereto.

Performance Schedule:

The performance schedule below shows the percentage of the target grant that will be awarded at the end of the performance period depending upon the actual TSR percentile ranking achieved by Potlatch during the performance period:

TSR Percentile Rank	% of Target Grant Awarded
> 85%	150%
85%	150%
70%	125%
55%	100	% = target payout level
50%	75%
45%	50%
40%	25%
< 40%	0%

The percent of the target grant awarded for achieved TSR percentiles between the levels shown above is determined by interpolation. The exact number of performance shares awarded to the Employee after multiplication by the appropriate factor (or determined by interpolation) plus dividend equivalents accrued during the performance period will be rounded to the nearest whole number of shares.

The document entitled Performance Share Agreement – Potlatch Corporation 2000 Stock Incentive Plan is incorporated by this reference into this addendum and the terms of the Performance Share Agreement shall be controlling in the event of any discrepancy.

IN WITNESS WHEREOF, the Corporation has caused this Addendum to the Performance Share Agreement to be executed on its behalf by its duly authorized representative, and the Employee has executed the same on the date indicated below.

POTLATCH CORPORATION

Date:	By
Vice President Human Resources

Date:	By
Employee

Exhibit 1

Performance Share Measure

Forest Products Industry Peer Group

Company Name

1.	Abitibi-Consolidated, Inc.

2.	Boise

3.	Bowater

4.	Canfor Corporation

5.	Caraustar Industries, Inc.

6.	Cascades, Inc.

7.	Chesapeake

8.	Deltic Timber Corporation

9.	Doman Industries Limited

10.	Domtar, Inc.

11.	Georgia-Pacific

12.	Glatfelter

13.	International Forest Products Limited

14.	International Paper

15.	Longview Fibre

16.	Louisiana-Pacific

17.	MeadWestvaco

18.	Nexfor, Inc.

19.	Norske Skog Canada Limited

20.	Packaging Corp of America

21.	Packaging Dynamics Corporation

22.	Plum Creek

23.	Pope & Talbot

24.	Rayonier

25.	Rock-Tenn Company

26.	Slocan Forest Products

27.	Smurfit-Stone

28.	Sonoco Products Company

29.	Taiga Forest Products

30.	Tembec, Inc.

31.	Temple Inland

32.	Universal Forest Products

33.	West Fraser Timber Company

34.	Weyerhaeuser

If two of the listed companies merge during the applicable performance period, their combined TSR will be used for ranking purposes. If any listed company goes out of business or otherwise ceases to exist as an independent company during the applicable performance period, it will not be taken into consideration in determining TSR ranking for that performance period.